Exhibit 99.1

COMPETITIVE TECHNOLOGIES, INC. REPORTS FOURTH QUARTER
AND RECORD FULL YEAR NET INCOME

Fairfield, CT (October 3, 2005) - Competitive Technologies, Inc. (AMEX: CTT) today announced net income of $0.4 million, or $0.06 per diluted share, and $5.7 million, or $0.78 per diluted share, for the fourth quarter and full fiscal year ended July 31, 2005, respectively. The results for the full fiscal year were a record for CTT.

Net revenues for the quarter ended July 31, 2005, increased to $2.4 million from $1.5 million in the same period of the prior year, an increase of 1.0 million, or 66%. Prior year results included nonrecurring revenue of $0.9 million. Retained royalties for the quarter ended July 31, 2005, increased $1.6 million from the prior year, due to increased revenues from new licenses signed during the fiscal year for CTT’s patented homocysteine assay. Net income for the quarter was $0.4 million, or $0.06 per share, compared to a net loss in the prior year of $0.1 million, or $0.02 per share. Net income for the current year quarter was significantly and adversely impacted by legal costs for a hearing relating to a preliminary finding issued in February 2005 against CTT by the Occupational Safety and Health Administration, other related legal issues and a partial settlement relating to this case, and defense costs relating to a lawsuit filed against CTT by the Company’s former President and Chief Executive Officer. These costs aggregated to approximately $0.6 million for the quarter ended July 31, 2005.

Net revenues for the full year ended July 31, 2005, were $14.2 million, an increase of $6.2 million, or 77% over the prior year. The increase primarily was due to upfront license fees and recurring revenues earned thereafter on new homocysteine licenses. Net income for the year increased to $5.7 million, or $0.78 per diluted share, from $3.0 million, or $0.46 per diluted share from the prior year, an increase of $2.7 million, or 93%.

“Even with the large personnel related litigation charges, we were profitable, with net income at nearly 20% of revenues,” said Michael D. Davidson, CTT’s Vice President and Chief Financial Officer. “In addition, we received more shares of Epitan during the quarter and now directly own 1.9 million common shares in a company whose potential we are very excited about as they plan to enter Phase 3 trials in 2006.”

Dr. D. J. Freed, CTT’s President and Chief Executive Officer stated, “We are quite pleased with the fourth quarter and full year results, and our very strong balance sheet. We have much yet to do to broaden our revenue base to achieve our long term goal of increasing recurring revenues. We remain confident that our team can achieve these goals. It is unfortunate that certain personnel related legal issues continue to hurt our shareholders and the company. We are however, committed to protecting the best interests of our shareholders and investors.”

CTT will hold a webcast earnings conference call at 11:00 a.m. EDT today to discuss earnings and its strategic direction. Investors and others are invited to listen to the broadcast live and ask questions by dialing in at (800) 289-0496 (U.S./Canada) or (913) 981-5519 (International). The call will be webcast live over the Internet at http://www.competitivetech.net in the Investor Relations section. A replay of the call will be available the following day on our website.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life and physical sciences, electronics, and nanotechnologies developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit our website at: www.competitivetech.net.

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “anticipate,”“believe,”“intend,”“plan,”“expect,”“estimate,”“approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to market acceptance of and competition for our licensed technologies, growth strategies, operating performance, industry trends, and other risks inherent in our business, including those set forth in Item 7 under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on October 29, 2004, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:	Johnnie D. Johnson, Strategic IR, Inc.	E-mail: jdjohnson@strategic-ir.com
	Tel. (212) 754-6565; Fax (212) 754-4333	E-mail: ctt@competitivetech.net

COMPETITIVE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share amounts)

	4th quarter ended July 31,		Year ended July 31,
	2005	2004	2005	2004

Revenues
Retained royalties	$2,118	$508	$11,638	$2,111
Royalty legal awards	-	-	1,037	4,339
Dividends received	147	-	930	-
Settlement with Unilens, net	32	950	32	1,203
Interest income, net	127	8	433	369
Other income	3	-	104	-
	2,427	1,466	14,174	8,022

Expenses
Personnel and other direct expenses
relating to revenues	854	1,137	5,143	3,367
General and administrative expenses	1,202	412	3,046	1,553
Patent enforcement expenses, net of
reimbursements	(19)	39	273	107
Impairment loss on investments	-	40	-	40
	2,037	1,628	8,462	5,067

Income before income taxes	390	(162)	5,712	2,955
(Benefit) provision for income taxes	(27)	(40)	10	-
Net income	$417	$(122)	$5,702	$2,955

Net income per common share:
Basic	$0.06	$(0.02)	$0.84	$0.47
Assuming dilution	$0.06	$(0.02)	$0.78	$0.46

Weighted average number of common
shares outstanding:
Basic	7,152	6,314	6,763	6,248
Assuming dilution	7,571	6,314	7,325	6,457

COMPETITIVE TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share amounts)

	July 31,	July 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$14,280	$4,310
Receivables	4,086	830
Prepaid expenses and other current assets	272	209
Total current assets	18,638	5,349

Equity securities available for sale	558	-
Deferred equity financing costs, net	96	866
Prepaid royalties	75	-
Intangible assets acquired, net	39	52
Property and equipment, net	35	19
Non-current receivable, net	-	394
TOTAL ASSETS	$19,441	$6,680

LIABILITIES AND SHAREHOLDERS' INTEREST
Current liabilities:
Accounts payable	$643	$163
Accrued expenses and other liabilities	4,690	1,579
Total current liabilities	5,333	1,742
Commitments and contingencies
Shareholders' interest:
5% preferred stock, $25 par value, 35,920 shares authorized, 2,427 shares issued and outstanding	61	61
Common stock, $.01 par value, 20,000,000 shares authorized, 7,326,749 and 6,349,189 shares issued, respectively	73	63
Capital in excess of par value	31,285	27,560
Accumulated deficit	(17,044)	(22,746)
Accumulated other comprehensive loss	(267)	-

Total shareholders' interest	14,108	4,938

TOTAL LIABILITIES AND SHAREHOLDERS'
INTEREST	$19,441	$6,680